Exhibit 99.2

Preliminary Copy

[FIRST DATA LOGO]

There are two ways to vote your proxy.

VOTE BY PHONE—CALL TOLL FREE—[1-        -        -        ]

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until [•] (local time) on [•], 2003.

•	You will be prompted to enter your 3-digit Company Number, 7-digit Control Number (these numbers are located on this card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

•	Then follow the instructions of the automated program.

•	Your telephone vote authorizes your shares to be voted in the same manner as if you marked, signed and returned your proxy.

VOTE BY MAIL

•	Mark, sign and date your proxy card, and return it in the prepaid envelope we’ve provided or return it to [•].

If you vote by phone, please do not mail your proxy card.

\*/ Please detach here \*/

The First Data board of directors recommends that First Data shareholders vote FOR the issuance of shares of First Data common stock as contemplated by the merger agreement.

1. To approve the issuance of shares of First Data common stock as contemplated by the Agreement and Plan of Merger, dated as of April 1, 2003, among First Data Corporation, Monaco Subsidiary Corporation, a wholly owned subsidiary of First Data Corporation, and Concord EFS, Inc.;

	☐	For	☐	Against	☐	Abstain

2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted FOR Item 1.  Proxies are authorized to vote in their discretion upon any other matters that may properly come before the meeting or any adjournment thereof.

Address Change? Mark Box ☐	Date

Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appear on the proxy. If held  in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Preliminary Copy

FIRST DATA CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

[•], 2003

This proxy is solicited by the Board of Directors of First Data Corporation (First Data) for use at the special meeting on [•], 2003 and at any adjournments or postponements of the special meeting.

By signing this proxy, you revoke all prior proxies and appoint Charles T. Fote and Michael T. Whealy, and each of them, with each having the full power to appoint his substitute, to represent and to vote all the shares of First Data common stock you held in your account on [•], 2003 at the special meeting of shareholders of First Data, and any adjournment or postponement of such meeting, upon all subjects that may properly come before the meeting, including the matters described in the joint proxy statement/prospectus furnished with this proxy, subject to the directions indicated on the reverse side of this card or through the telephone proxy procedures.

In their discretion, Mr. Fote and Mr. Whealy are also authorized to vote upon such other matters as may properly come before the meeting. Management presently is not aware of any such matters to be presented for action. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting. If you do not sign and return a proxy, submit a proxy by telephone or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The undersigned acknowledges receipt from First Data prior to the execution of this proxy of a Notice of Special Meeting of Shareholders and a joint proxy statement/prospectus dated [•], 2003.

See reverse for voting instructions.

Company #

Control #

Preliminary Copy

EMPLOYEE PROXY VOTING CARD IN CONNECTION WITH THE FIRST DATA

CORPORATION INCENTIVE SAVINGS

PLAN (ISP) AND EMPLOYEE STOCK PURCHASE PLAN (ESPP)

This proxy is solicited on behalf of the Board of Directors of First Data Corporation (First Data).

Shown on the reverse side of this card are the number of shares of First Data common stock, if any, beneficially held for you in the ISP and the ESPP as of [•], 2003.

By voting your proxy in accordance with the voting instructions, you will have voted all of your shares held in the ISP and the ESPP. If you own shares of First Data common stock outside of these plans, you will receive separate proxy materials which you should complete in accordance with the instructions provided with those materials.

Voting authorization for ISP Shares—I hereby instruct the Trustee under the ISP, to vote, in person or by proxy, all shares of First Data common stock allocated to my account under the ISP at the special meeting of shareholders of First Data to be held on [•], 2003, and at any postponement or adjournment thereof, in the manner specified on the reverse side of this card. The Trustee will vote the ISP shares represented by the voting instruction if properly completed and signed by me and received back by [•], 2003. The ISP Trust Agreement instructs the Trustee to vote shares of First Data common stock allocated to my ISP account for which the Trustee has not received instructions from me in the same proportion on each issue as it votes those shares credited to participants’ accounts for which the Trustee received instructions from participants.

Voting Authorization for ESPP shares—I hereby appoint Charles T. Fote and Michael T. Whealy, as proxies, and each of them, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated below, all the shares of First Data common stock beneficially held by me in the ESPP on [•], 2003, at the special meeting of shareholders of First Data to be held on [•], 2003, and at any adjournment or postponement thereof, in the manner specified on the reverse side of this card. With respect to ESPP Shares, this proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no direction is given, this proxy will be voted for the issuance of shares of First Data common stock as contemplated by the merger agreement. Mr. Fote and Mr. Whealy also are authorized to vote in their discretion upon such other matters as may properly come before the meeting.

See reverse for voting instructions.